EX99.28(d)(3)(iv)

Amendment to
Investment Sub-Advisory Agreement between Curian Capital, LLC,
Wellington Management Company, LLP, and Curian Series Trust

This Amendment is made by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), Wellington Management Company, LLP, a Massachusetts limited liability partnership and registered investment adviser ("Sub-Adviser"), and Curian Series Trust, a Massachusetts business trust ("Trust").

Whereas, the parties entered into an Investment Sub-Advisory Agreement dated as of July 1, 2011, effective September 2, 2011 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to a certain investment portfolio of the Trust as provided on Schedule A of the Agreement (the "Fund").

Whereas, the parties have agreed to amend Section 17, "Notice," in order to change the designated individuals who receive notices and other writings on behalf of the Trust and Adviser.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement to delete Section 17 entitled "Notice" in its entirety and replace it with the following paragraph:

17. Notice.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed (postage prepaid) or sent via electronic mail or facsimile to the other party at such address as designated herein.

a)	To Adviser:
Curian Capital LLC
7601 Technology Way
Denver, CO 80237
Fax: 720-489-6544
Phone: 720-489-6400
Attention: General Counsel
E-mail: curlgldept@curian.com

b)	To Sub-Adviser:
Wellington Management Company, LLP
280 Congress St.
Boston, Massachusetts 02210
Fax No: +1-617-790-7760
Attention: Legal and Compliance

c)	To the Trust:
Curian Series Trust
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: Chief Legal Officer
E-mail: JNAMLegal@jackson.com

In Witness Whereof, the parties have caused this Amendment to be executed as of October 10, 2014, effective as of August 21, 2014. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Curian Capital, LLC	Wellington Management Company, LLP

By: /s/ Weston B. Wetherell	By: /s/ Robert P. Ball
Name: Weston B. Wetherell	Name: Robert P. Ball
Title: Senior Vice President & General Counsel	Title: Senior Vice President

Curian Series Trust

By: /s/ Angela R. Burke
Name: Angela R. Burke
Title:Assistant Secretary